EXCLUSIVE SERVICES AGREEMENT

This EXCLUSIVE SERVICES AGREEMENT (the "Agreement"), effective September 10,2009 (the "Effective Date"), is entered into by and among Arrayit Corporation, 524 East Weddell Drive, Sunnyvale, California 94089 ("Arrayit"), on the one hand, and Arrayit Diagnostics, Inc., a Nevada corporation having its principal office at 12000 Westheimer Road Suite 340, Houston, Texas 77077-6531 ("Arrayit Diagnostics"), on behalf of itself, its majority owned subsidiary, Arrayit Diagnostics (Ovarian), Inc. ("Arrayit Ovarian") as well as majority owned subsidiaries to be formed in the future, on the other hand (the "Agreement"). Each of Arrayit, Arrayit Diagnostics and future majority owned subsidiaries, are referred to herein individually as a "Party" and collectively as the "Parties".

WHEREAS, Arrayit manufactures the world's most widely used microarray printing technology consisting of Professional, 946, Stealth and ChipMaker® pins and printheads. Arrayit's patented printing technology allows the high-speed manufacture of DNA, protein, antibody, lipid, carbohydrate and many other types of microarrays for research and diagnostic applications including gene expression, genotyping, protein profiling and many more;

WHEREAS, Arrayit holds the key microarray diagnostics patent, issued in 2005, that provides for 100,000 patients to be screened for a health condition in a single, simple laboratory test;

WHEREAS, Arrayit Diagnostics holds a worldwide exclusive license for the use of technology in the field of planar surface diagnostic microarray applications (excluding, for example, traditional plate ELISA and solution bead applications) and access to the specific antigens and antigen sequence information for the early detection of multiple disease states;

WHEREAS, Arrayit Diagnostics is engaged in developing and commercialization of innovative microarray based diagnostic tests for diagnosis and monitoring of serious diseases and medical conditions and desires to utilize the services of Arrayit to manufacture and provide Arrayit Diagnostics with a commercial supply of Diagnostic Products, as defined below; and

WHEREAS, Arrayit Diagnostics has requested that Arrayit supply it with Diagnostic Products and Arrayit is willing to supply Diagnostic Products on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

1.    Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below.

1.1.   "Applicable Laws" means all laws, ordinances, rules and regulations of any governmental or quasi-governmental body applicable to the performance by each Party of its obligations hereunder, or any aspect thereof, as the context requires under this Agreement, including, without limitation all applicable federal, state and local laws and regulations;.

1.2.   "Arrayit Supplied Raw Materials" means all raw materials used in the production of the Diagnostic Product other than the Arrayit Diagnostics Supplied Raw Materials.

1.3.   "Arrayit Diagnostics Supplied Raw Materials" means the isolated panel of genetic biomarkers that definitively provide the identity required for the production of the Diagnostic Product to be supplied pursuant to the terms of this Agreement.

1.5.   "Certificate of Analysis" means a certificate in a form reasonably acceptable to Arrayit Diagnostics certifying that a batch of Diagnostic Product meets the Specifications and such other specific requirements as contained in the Quality Agreement.

1.6.   "Diagnostic Product" means a microarray based test for identification and monitoring of disease as more fully described in Exhibit A as supplemented from time to time to add Diagnostic Product for a specific disease state.

1.7.  "FDA" means the United States Food and Drug Administration, and any successor agency thereto.

1.8.  "Regulatory Agency" means the FDA and any other governmental regulatory authority or agency involved in regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of the Diagnostic Product.

2.    Supply of Diagnostic Product.

2.1.   Obligation to Supply. Pursuant to the terms of this Agreement, Arrayit shall supply Arrayit Diagnostics with the goods, services and technology necessary to produce a microarray based test for identification and monitoring of ovarian cancer and any such other products that may be developed as more fully described in Exhibit A, (the "Diagnostic Product") in such quantities as Arrayit Diagnostics may order pursuant to the provisions of Section 3.

2.2.   Specification of Diagnostic Product. The Diagnostic Product shall be produced in accordance with all Applicable Laws and utilizing using biomarkers licensed to Arrayit Diagnostics and as summarized in Exhibit B (the "Biomarkers"). All Diagnostic Product supplied hereunder shall be tested by Arrayit to ensure that it meets the release specifications set forth in Exhibit C (the "Specifications"). During the term of this Agreement, the Parties may modify the Biomarkers or the Specifications by mutual written agreement. A material change to the Biomarkers or the Specifications may be subject to a corresponding change in the price of the Diagnostic Product, as agreed to by the Parties in writing.

2.3.   Exclusive Supplier. Arrayit Diagnostics agrees that, during the term of this Agreement, subject to the conditions below, Arrayit shall be Arrayit Diagnostics' exclusive supplier of Diagnostic Product Such obligation shall be conditioned on Arrayit being able to supply sufficient quantities of Diagnostic Product, meeting all then applicable requirements of any Regulatory Agency to allow the Diagnostic Product to be used as a diagnostic product, and otherwise satisfying all of the terms and conditions of this Agreement.

3.    Order Process.

3.1.    Forecasts. Arrayit Diagnostics shall provide Arrayit, not less often than quarter annually; a Rolling Forecast of the quantity and pricing of Diagnostic Product expected to be provided by Arrayit and sold by Arrayit Diagnostics for the next succeeding year.

3.2.   Purchase Orders. Together with the delivery of each Rolling Forecast, Arrayit Diagnostics shall issue a binding purchase order (a "Purchase Order") for the supply of Diagnostic Product to satisfy the Roiling Forecast for the next calendar quarter. Such Purchase Order shall specify reasonable delivery dates and instructions for shipping and packaging the Diagnostic Product. If there is any inconsistency between any of the terms and conditions of a Purchase Order and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

3.3.   Acceptance Procedures. Within 10 days after receiving a Purchase Order from Arrayit Diagnostics, Arrayit shall give written notice to Arrayit Diagnostics specifying whether or not Arrayit has accepted such Purchase Order; provided that Arrayit shall be obligated to accept the Purchase Order if the amount to be purchased does not exceed the amount included for such period in the most recent previous Rolling Forecast provided to Arrayit, and Arrayit Diagnostics' accounts payable to Arrayit are current.

3.4.   Changes to Purchase Orders. If Arrayit Diagnostics requests a change to a Purchase Order (a "Change Order") after such Purchase Order is accepted by Arrayit, Arrayit Diagnostics shall inform Arrayit about such Change Order as soon as possible. Arrayit shall use commercially reasonable efforts to accommodate such Change Order.

4.    Supply Price.

4.1.  Price Generally. Arrayit Diagnostics shall purchase the Diagnostic Product at the price set forth on Exhibit D (the "Price") as the price may be adjusted pursuant to the terms of this Section 4 or pursuant to Section 5.5. The Parties acknowledge that, subject to any amounts payable pursuant to Section 4.2, such Price is the total compensation payable for the performance of all of Arrayit's obligations under this Agreement, including, without limitation, the cost of labor, facilities, the Arrayit Supplied Raw Materials including those listed in Exhibit E, reagents, solvents, analysis, packaging materials, incoming inspection and testing of all raw material and components, waste disposal, reports, packaging of product, preparation of finished Diagnostic Product for shipment, testing of final product and shipping of final Diagnostic Product, recovery of Arrayit's research and development costs, and Arrayit's reasonable profit margin. Reasonable margin shall be determined in accordance with standard industry practice. The Price does not include the purchase of the Arrayit Diagnostics Supplied Raw Materials. Arrayit Diagnostics shall be responsible for providing Arrayit with the Arrayit Diagnostics Supplied Raw Materials at Arrayit Diagnostics' expense.

4.2.   Payment of Taxes. Arrayit Diagnostics shall reimburse Arrayit or its affiliates for any federal, state or local excise or other tax, assessment, license fee or other charge or increase thereof, which Arrayit or its affiliates may be required to pay based on the sale, transportation or use of the Diagnostic Product. In no event shall Arrayit Diagnostics be required to reimburse Arrayit or its affiliates for taxes based on Arrayit or its affiliates income or franchise fees.

4.3.    Payment Procedures, (a) Arrayit Diagnostics shall pay to Arrayit for the Diagnostic Product supplied hereunder in United States currency by wire transfer to a bank account designated by Arrayit no later than thirty (30) days after the date of presentation of an invoice in an approved format and (b) Arrayit Diagnostics shall pay to Arrayit Corporation, in advance of the work to be completed, for the development work in accordance with agreed milestones.

5.    Manufacture.

5.1.   Quality Agreement. Within four (4) months after the Effective Date of this Agreement, Arrayit and Arrayit Diagnostics will enter into a Quality Agreement (the "Quality Agreement"), which will further define the specific, task level, responsibilities of each Party, consistent with the terms of this Agreement. In the event of a conflict between the Quality Agreement and this Agreement, this Agreement shall govern and control.

5.2.   Manufacture Obligations. Arrayit shall be responsible for the manufacture of the Diagnostic Product to be supplied pursuant to this Agreement and shall cause the Diagnostic Product to be manufactured and supplied in accordance with the Applicable Laws, the Specifications and the Quality Agreement, and pursuant to the Biomarkers. Arrayit shall be responsible for the procurement, proper quality and documentation of the quality of all materials (other than the Arrayit Diagnostics Supplied Raw Materials,) equipment and facilities used for the preparation and analysis of the Diagnostic Product.

5.3.   Supply of Arrayit Diagnostics Supplied Raw Materials. Arrayit Diagnostics shall be responsible to provide, at its expense, the Arrayit Diagnostics Supplied Raw Materials in sufficient quantity and with sufficient lead time to allow Arrayit to manufacture Diagnostic Product as requested in a Purchase Order. Arrayit shall be solely responsible for risk of loss of Arrayit Diagnostics Supplied Raw Materials after they are delivered to Arrayit's facility.

5.4.   Validation Processes. Arrayit shall be responsible for the performance of ail process validation associated with the manufacturing process and as required by the Quality Agreement. All costs and expenses relating to all process validation associated with the manufacturing process and as required by the Quality Agreement shall be included in the Price. Prior to releasing the Diagnostic Product, Arrayit shall have performed or shall have had performed quality control testing on samples of each batch of Diagnostic Product to determine whether it meets the Specifications and other warranties set forth in Section 15 hereof. In the event that Arrayit Diagnostics wishes to perform additional validation testing, at its expense, to confirm the validation performed by Arrayit, for no additional consideration, Arrayit shall provide Arrayit Diagnostics with reasonable assistance in such efforts, such as responding to inquiries or investigation questions.

5.5. Manufacturing Changes.

(a) Manufacturing process and control changes that affect the Diagnostic Product, regardless of whether they are reportable to the FDA, will be reported by Arrayit to Arrayit Diagnostics prior to implementation by Arrayit Any such changes shall require Arrayit Diagnostics' prior written approval, provided that, if such changes are not reportable to the FDA or EMEA, such approval will not be unreasonably withheld and if such changes do require notice to, or any filing with, the FDA or EMEA, such approval may be granted or withheld in Arrayit Diagnostics' sole discretion.

(b) Arrayit Diagnostics shall promptly advise Arrayit in writing of any new standards, procedures or specifications related to the Diagnostic Product or the manufacturing process required by the applicable Regulatory Agencies and Arrayit will use its best efforts to implement such requirements.

6.    Compliance with Forecasts; Shipping Dates and Delivery.

6.1.   Delivery. Diagnostic Product will be packaged in accordance with the specifications reasonably required by Arrayit Diagnostics. Title and risk of loss shall pass to Arrayit Diagnostics upon delivery, as defined above, provided Arrayit shall provide reasonable cooperation to ensure that delivery is coordinated with the pick-up of such Diagnostic Product by the common carrier designated by Arrayit Diagnostics. Diagnostic Product shall be delivered free and clear of any security interest, lien, or other encumbrance.

6.2.   Delivery Date. Arrayit shall use commercially reasonable efforts to deliver to Arrayit Diagnostics the Diagnostic Product identified in each Purchase Order by the delivery date specified in the Purchase Order, subject to the coordination with the common carrier as described in Section 6.1. If Arrayit anticipates any delay to the scheduled delivery date as included in a Purchase Order, Arrayit will notify Arrayit Diagnostics as soon as possible, shall use commercially reasonable efforts (best efforts if such delay is due to circumstances within Arrayit's control) to deliver Diagnostic Product not later than the scheduled delivery date or as soon as possible thereafter. All expenses for efforts to deliver Diagnostic Product in as timely a manner as possible shall be included within the Price.

7.    Documentation Associated with Shipments.

7.1.   Five (5) days prior to each delivery of Diagnostic Product, Arrayit shall send to Arrayit Diagnostics by facsimile a copy of the detailed packing list indicating gross and net weights, invoice, airway bill number and flight details.

7.2.   Arrayit shall send with each shipment of Diagnostic Product a pro forma invoice or comparable document to be agreed upon with Arrayit Diagnostics containing at least Arrayit Diagnostics' material description and code, Arrayit Diagnostics' purchase order number, Diagnostic Product batch number, manufacturing date, unit of measure and total quantity delivered. Each delivery of Diagnostic Product shall also be accompanied by a batch identifier and a Certificate of Analysis verifying that the Diagnostic Product meets the Specifications.

8.    Rejection.

8.1.   Promptly upon receipt of each delivery of Diagnostic Product, and no later than 10 days after receipt of each delivery of Diagnostic Product, Arrayit Diagnostics shall perform appropriate inspection procedures designed to determine whether such Diagnostic Product conforms at the time of delivery to the applicable Specifications. If the Diagnostic Product supplied to Arrayit Diagnostics under this Agreement fails to conform to the Specifications, Arrayit Diagnostics shall so notify Arrayit promptly after its discovery of such non-conformity, and Arrayit Diagnostics shall concurrently present reasonable evidence to Arrayit of such non-conformity. If Arrayit Diagnostics notifies Arrayit that Diagnostic Product is non-conforming and Arrayit does not dispute such determination, Arrayit shall promptly supply Arrayit Diagnostics with replacement Diagnostic Product or, at Arrayit's election, have the non-conforming batch of the Diagnostic Product reprocessed, so long as such reprocessing has been previously approved by the FDA and EMEA, at Arrayit's cost and expense.

8.2.   In the event that it is determined, based on the above procedures, that the allegedly non-conforming Diagnostic Product was conforming, then Arrayit Diagnostics shall pay Arrayit the applicable Price for any such Diagnostic Product. In the event that it is determined, based on the above procedures, that any Diagnostic Product delivered to Arrayit Diagnostics does not meet the Specifications, Arrayit shall replace promptly, at no additional expense to Arrayit Diagnostics, such non-conforming Diagnostic Product with new Diagnostic Product that does conform with the Specifications thereof, and shall bear all costs of shipment of such new Diagnostic Product. Arrayit shall give Arrayit Diagnostics written instructions as to how Arrayit Diagnostics should, at Arrayit's expense, handle any non-conforming Diagnostic Product, and such instructions shall comply with all Applicable Laws.

9.    Ownership and Licenses.

9.1.   All information received from Arrayit Diagnostics or obtained as a result of Arrayit's performance hereunder, including, but not limited to, batch records, results, data, reports, final reports, laboratory work sheets, methods, Diagnostic Product information, process information, improvements and the like ("Arrayit Diagnostics Information"), shall be the sole property of Arrayit Diagnostics.

9.1 (a) Arrayit Diagnostics grants a non-exclusive license to the Diagnostic Product information for use by Arrayit Corporation for its own research and development purposes.

9.2.   Any new technology or process, not directly relating to the Diagnostic Product, developed by Arrayit under this Agreement, remains the property of Arrayit ("Arrayit Discoveries"). Arrayit shall have the sole right to file, prosecute and maintain patent applications and patents with respect to new technology or process, not directly relating to the Diagnostic Product, developed by Arrayit under this Agreement or any Purchase Order hereunder.

10.  Confidentiality. Each Party shall abide by the terms and conditions of that certain Mutual Non-Disclosure Agreement effective June 30,2009 (the "NDA"), attached hereto as Exhibit F and incorporated herein by this reference, provided that the purpose stated under the NDA shall include the performance of each Party's obligations under this Agreement.

11.  Term. This Agreement shall be effective on the Effective Date and shall continue for five (5) years thereafter. Arrayit Diagnostics may, at its election, extend the term of this agreement for an additional five (5) year period by providing at least six (6) months prior notice of such extension to Arrayit. Thereafter, unless either Party notifies the other of its election not to renew this Agreement at least twelve (12) months prior to the expiration of the term, this Agreement shall automatically, without further action of the Parties, renew for successive two (2) year periods.

12.   Indemnification.

12.1.  Arrayit Diagnostics shall indemnify and hold harmless Arrayit, its directors, officers and employees (collectively, the "Arrayit Indemnitees"), from and against any and all liability, damage, loss, cost (including reasonable attorneys' fees) and expense resulting from claims of any kind and character by any third Party (including, without limitation, employees or agents of Arrayit Diagnostics) with respect to the manufacture, storage, or use of Diagnostic Product supplied by Arrayit to Arrayit Diagnostics pursuant to this Agreement and/or the Arrayit Diagnostics Supplied Raw Materials supplied to Arrayit so long as such Arrayit Diagnostics Supplied Raw Materials are processed, stored and used in accordance with the instructions provided by Arrayit Diagnostics, as required by law and in accordance with good business practices. Notwithstanding the foregoing, Arrayit shall not be entitled to indemnification under this Section 13.1 for any claim based in whole or in part on Arrayit's negligence, willful misconduct or breach of its obligations hereunder.

12.2.  Arrayit shall indemnify and hold harmless, Arrayit Diagnostics, its directors, officers and employees (collectively, the "Arrayit Diagnostics Indemnitees"), from and against any and all liability, damage, loss, cost (including reasonable attorneys' fees) and expense resulting from claims of any kind and character by any third Parry (including, without limitation, employees or agents of Arrayit) arising out of or in connection with Arrayit's negligence, willful misconduct or breach of its obligations hereunder. Notwithstanding the foregoing, Arrayit Diagnostics shall not be entitled to indemnification under this Section 13.2 for any claim based in whole or in part on Arrayit Diagnostics' negligence, willful misconduct or breach of its obligations hereunder.

13.   Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY TERMS OR CONDITIONS IN THIS AGREEMENT OR WITH RESPECT TO THE PERFORMANCE THERETO.

14.  Representations, Warranties and Covenants.

14.1. General. Each Party represents and warrants to the other Party that:

  (a)     it has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; and

   (b)    the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor does it violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it

14.2.   No Conflict Each Party covenants that it will not grant any right to any third Party that would conflict with the rights granted to the other Party or its obligations hereunder.

15. Successors and Assigns; Parties in Interest.

16.1.   This Agreement shall be binding upon and shall inure to the benefit of the respective permitted successors and assigns of each of the Parties hereto (if any). No person who is not a Party shall have any rights hereunder as a third-party beneficiary or otherwise.

16.2.   Neither this Agreement nor the rights and obligations of either Party shall be assigned without the prior written consent of the other Parry, which consent may be given or withheld in such party's sole and absolute discretion, except to a successor by merger or sale of substantially all of its business to which this Agreement relates.

17. Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall be not affected, and the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

18. Independent Contractors. Each Party shall act as an independent contractor and shall not bind nor attempt to bind the other Party to any contract, or any performance of obligations outside of this Agreement Nothing contained or done under this Agreement shall be interpreted as constituting either Party the agent of the other in any sense of the term whatsoever unless expressly so stated. Each Party shall be responsible for all taxes and payments concerning such Party, its employees or its sales representatives. This Agreement does not create or evidence any joint venture or partnership of the Parties.

19. Amendment No modification of this Agreement shall be effective unless made in writing and signed by a duly authorized representative of each Party. This Agreement may not be amended by a Purchase Order. No waiver of any right or remedy hereunder shall be effective unless in writing signed by the Party to be bound, nor shall any waiver in once instance constitute a waiver of the same or any other right or remedy in any other instance.

20. Governing Law. This Agreement shall be governed by the laws of the State of Nevada, U.S.A. without giving effect to principles of conflicts of law provisions thereof, and any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced solely and exclusively in the state or federal court located in Nevada.

21. Attorneys' Fees. If any legal action or other legal proceeding relating to this Agreement the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by one Party against the other Party, the prevailing Party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

22. Headings. The descriptive headings of this Agreement are for convenience of reference only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

23. Entire Agreement. This Agreement is the entire agreement between Arrayit Diagnostics and Arrayit regarding the subject matter hereof and shall supersede any prior agreements between the Parties hereto with the exception of the NDA. This Agreement becomes effective and binding on both Parties only when signed by each

Party below. Each Party acknowledges that there are no other understandings that relate to the matters covered herein or which are inconsistent with any provisions of this Agreement.

24. Notices. Any notice required, contemplated or permitted to be given herein shall be deemed to have been sufficiently given to either Party for all of the purposes hereof if given by telephone, confirmed facsimile transmission, telex or cable and confirmed by registered mail, or dispatched by a major national express courier service, postage prepaid and return receipt requested addressed as follows:

If to Arrayit Diagnostics:

12000 Westheimer Rd

Ste 340 Houston,

TX 77077-6531

Attn: John Howell, CEO

Facsimile No.: (713)462-1980

If to Arrayit:

Arrayit Corporation

524 East Weddell

Drive Sunnyvale,

CA 94089

Attn: Rene' A. Schena, CEO

Facsimile No.: (408) 744-1711

or to such other address as either of the Parties shall designate by notice given as herein required. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one business day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a business day; otherwise, on the next day following such transmission).

25.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

26.  Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such other actions, as such other Party may reasonably request, for the purpose of carrying out or evidencing any of the transactions contemplated hereby.

Executed by the parties hereto as of the date first above written.

ARRAYIT DIAGNOSTICS, INC.		ARRAYIT

By:	/s/ John Howell	By:	/s/ Rene’ A. Schena
	John Howell,CEO		Rene’ A. Schena, CEO

Attachments:

Exhibit A: Diagnostic Product

Exhibit B: Biomarkers

Exhibit C: Diagnostic Product Specifications

Exhibit D: Price

Exhibit E: Arrayit Supplied Raw Materials

Exhibit F: Non-Disclosure Agreement

EXHIBIT A

DIAGNOSTIC PRODUCT

A microarray based test for the detection and monitoring of ovarian cancer.

EXHIBIT B

BIOMARKERS

Biomarkers will be described in the definitive agreement with Wayne State University.

EXHIBIT C

DIAGNOSTIC PRODUCT SPECIFICATIONS

Pre-printed microarray substrates containing ovarian biomarkers; hardware required for ovarian biomarker microarray use; reagents required for microarray processing, washing and staining; data quantification and reporting software for reference laboratory; pre-packaged kits for reference laboratory; and any improvements or modifications to the ovarian test made by Arrayit.

EXHIBIT D

PRICE

	Non-Recurring	Price (US
Item	Expense	Dollars)*
Clean Room (Class 100)	Yes	$200,000
New Laboratory Equipment	Yes	$830,000
CLIA Certification	Yes	$150,000
FDA Approval	Yes	$50,000
Kit Development	Yes	$320,000
Kit Manufacturing (Year One)
- Test Kits	No	$1,085,736
- Lab Processing	No	$173,283
- Shipping	No	$138,540

EXHIBIT E

ARRAYIT SUPPLIED RAW MATERIALS

Pre-printed microarray substrates containing ovarian biomarkers; hardware required for ovarian biomarker microarray use; reagents required for microarray processing, washing and staining; data quantification and reporting software for reference laboratory use; pre-packaged kits for reference laboratory use; and any improvements or modifications to the ovarian test made by Arrayit.